Exhibit 99.1

RTX names Christopher T. Calio to succeed Gregory J. Hayes as CEO

Hayes to serve as executive chairman; Calio elected to the company’s board of directors

Arlington, VA, Dec. 14, 2023 – In a planned leadership transition, RTX (NYSE: RTX) today announced that President and Chief Operating Officer Christopher T. Calio will succeed Gregory J. Hayes as Chief Executive Officer at the 2024 RTX Annual Shareowners Meeting scheduled for May 2. Hayes will continue to serve as executive chairman of RTX. Calio was also appointed to the company’s board of directors effective today.

“Today’s announcement reflects the Board’s deliberate, disciplined succession planning process,” said chairman and CEO Greg Hayes. “Chris has a deep understanding of the industry, our customers’ needs and our operations. I have every confidence in his ability to lead RTX and drive the company’s long-term success.”

“Greg has had a remarkable career leading RTX, his vision to transform from a conglomerate to a top global aerospace and defense company has created tremendous value for shareowners, employees and our nation,” said Fredric G. Reynolds, Board lead director.  “The Board looks forward to Greg’s continued influence and leadership as executive chairman.”

“The Board is very pleased to have Chris Calio succeed Greg Hayes as RTX CEO,” added Reynolds. “Chris has been disciplined in leading the company’s operations and strategic growth strategy. We look forward to working with and supporting Chris as he leads RTX to continued growth and success.”

“I deeply value the Board’s confidence in me and am grateful for the opportunity to lead the RTX team forward,” said Chris Calio. “I am honored to succeed Greg, who has built the best positioned portfolio in aerospace and defense.  As a leadership team, we are focused on driving operational excellence and accelerating technological innovation as we deliver on the record backlog of customer demand and meet shareowner expectations.”

About Chris Calio

As president and chief operating officer of RTX, Calio, 50, oversees the company’s three business units, as well as its functions for technology, engineering, enterprise services, digital, operations, quality, supply chain and environmental, health and safety. In 2023, Calio oversaw the realignment of RTX from four to three business segments: Collins Aerospace, Pratt & Whitney and Raytheon. Prior to his current role, Calio was president of Pratt & Whitney, where he led the business that designs, manufactures and services aircraft engines and auxiliary power units. He joined the company in 2005 and held various leadership roles and drove significant transformational change throughout his tenure.

About Greg Hayes
Responsible for leading 180,000 employees and $67 billion in annual sales, Hayes, 63, has been instrumental in creating a global organization focused on delivering innovative products and solutions for a safer, more connected world.

Elected chairman of the board in 2021, Hayes had a nearly 21-year career at United Technologies Corporation, holding several senior leadership roles across finance, corporate strategy and business development, culminating with his appointment to chief executive officer in 2014 and chairman in 2016. As CEO, Hayes led the reshaping of UTC from industrial conglomerate to a focused aerospace company. Beginning with the divestiture of Sikorsky Aircraft in 2015 and the acquisition of Rockwell Collins in 2018, Hayes continued to focus the business with the spinoffs of Otis Elevator Company and Carrier Corporation in 2020. Hayes then led the merger of UTC’s remaining aerospace businesses, Pratt & Whitney and Collins Aerospace Systems, with Raytheon Company, to form RTX in April 2020.

About RTX
RTX is the world’s largest aerospace and defense company. With more than 180,000 global employees, we push the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems for operational success, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2022 sales of $67 billion, is headquartered in Arlington, VA.